Exhibit 5.2

June 23, 2011

Gastar Exploration USA, Inc.

1331 Lamar Street, Suite 1080

Houston, Texas 77010

and

Vinson & Elkins

First City Tower

1001 Fannin Street

Suite 2500

Houston, TX 77002-6760

Ladies and Gentlemen:

Re:    Gastar Exploration Ltd. (the “Parent”)

1.	INTRODUCTION

1.1 We have acted as agent counsel in the Province of Alberta to the Parent in connection with execution of a guarantee agreement (the “Guarantee”) dated June 23, 2011 by the Parent and Gastar Exploration USA, Inc. (“Gastar”) in connection with an offering of 8.625% Series A cumulative preferred stock of Gastar. This opinion is delivered in connection with the filing of a registration statement on Form S-3 with the United States Securities and Exchange Commission with respect to such Series A cumulative preferred stock (the “Registration Statement”).

2.	EXAMINATION OF DOCUMENTS

2.1 In our representation of the Parent, we have not participated in the preparation or negotiation of, but have examined an executed facsimile or electronic counterpart of the Guarantee.

2.2 We have also made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials and of such other certificates, documents and records as we considered necessary or relevant for purposes of the opinions expressed below, including:

(a)	the articles and by-laws of the Parent;

(b)	a certificate of status dated as of June 23, 2011 issued in respect of the Parent (the “Certificate of Status”) by the Alberta Registrar of Corporations, pursuant to the Business Corporations Act (Alberta); and

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(c)	certificate of an officer of the Parent dated as of June 23, 2011 with respect to its constating documents, directors’ resolutions, incumbency and certain factual matters (the “Officer’s Certificate”).

2.3 As to matters of fact material to the opinions hereinafter expressed, we have relied solely and without independent verification upon the Officer’s Certificate referred to above.

2.4 For the purposes of the opinions expressed in paragraph 5.1 we have relied exclusively upon the Certificate of Status.

3.	ASSUMPTIONS

3.1 In making such examinations, we have, with your permission, assumed:

(a)	the genuineness of all signatures to the Guarantee and the legal capacity at all relevant times of individuals signing any documents;

(b)	the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, telecopied, electronic or photocopied copies and the truthfulness and accuracy of the corporate records of the Parent and all certificates of public officials and officers of the Parent;

(c)	Gastar is authorized and has the power to enter into and perform its obligations under the Guarantee; and

(d)	the due authorization, execution and delivery of the Guarantee by Gastar.

4.	LAWS ADDRESSED

4.1 The opinions expressed herein are limited solely to laws of the Province of Alberta and the federal laws of Canada applicable therein.

5.	OPINIONS

Based upon the foregoing and subject to the qualifications set forth herein, we are of the opinion that:

5.1 The Parent is a corporation amalgamated and existing under the laws of the Province of Alberta.

5.2 The execution and delivery by the Parent of the Guarantee and the performance of its obligations thereunder are within the corporate power and authority of the Parent and have been duly authorized by all necessary action by the Parent.

5.3 The Guarantee has been duly executed by the Parent as a matter of corporate law in compliance with the laws of Alberta and in accordance with the provisions of its articles and bylaws.

5.4 Neither the execution, delivery or performance by Parent of the Guarantee nor the consummation of any transactions contemplated therein will:

(a)	conflict with, violate, constitute a breach of or a default (with the passage of time or otherwise); or

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(b)	require the consent of any person (other than consents already obtained),

under or pursuant to the articles and by-laws of the Parent.

6.	RELIANCE LIMITATION

6.1 This opinion is furnished solely for the benefit of the addressees hereof and is not to be quoted in whole or in part or otherwise referred to or disclosed to any other Person or in any other transaction, other than filing of this opinion as an Exhibit to the Registration Statement with the United States Securities and Exchange Commission. This opinion is given as of the date hereof and we disclaim any obligation or undertaking to advise you of a change in law or fact affecting or bearing upon the opinions rendered herein occurring after the date hereof which may come or be brought to our attention.

Yours very truly,

/s/ Burnett, Duckworth & Palmer LLP